EXHIBIT 99.1

ENGlobal Announces Management Reorganization

HOUSTON, May 18, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, today announced that it has reorganized some of the members of its executive management team and appointed a Corporate Vice President and General Counsel. In part, these changes are the result of ENGlobal's award of an $86 million control systems project from the Caspian Pipeline Consortium (CPC), which will require considerable management attention.

ENGlobal's liaison to CPC will be Steven A. Kelly, who will leave his position of Executive Vice President of the Company's Automation segment and assume the role of General Manager – Houston Automation. Mr. Kelly will have direct project oversight and will report to Rochelle "Shelly" D. Leedy, P.E.

Ms. Leedy will return to the lead role in Automation as the Executive Vice President. She previously managed the Automation segment from her arrival at ENGlobal in March 2005 until June 2010, when she was appointed to oversee ENGlobal's Business Development group company-wide. While in her BD role, Ms. Leedy drove the transformation of the "One ENGlobal" approach to cross-sell the Company's capabilities across all business segments. She will continue to report to Edward L. Pagano, Chief Executive Officer.

Cynthia L. Southall will assume the role of Senior Vice President – Business Development. Ms. Southall has over 29 years experience in both domestic and international projects in the downstream and upstream markets. Prior to joining ENGlobal in November 2007 as Vice President – Business Development for the Automation group, Cindy served as Vice President of Operations at Andon Specialties and Account Manager at Honeywell. She will report to Mr. Pagano.

Tami Walker recently joined ENGlobal as its Corporate Vice President and General Counsel. Ms. Walker has over 20 years of legal experience in various industries including oil and gas, transportation, telecommunications and wind power generation. Most recently, from January 2008 to April 2011, she served as General Counsel-Development for E.ON Climate & Renewables North America. She also served as Vice President and Associate General Counsel for Level 3 Communications (and its predecessor Broadwing Communications) from 2005 to 2007 and as its Senior Corporate Counsel from 1999-2005. In addition, Ms. Walker has provided in-house legal support in various capacities to Wayport, TXDOT, Natural Gas Clearinghouse (now known as Dynegy) and United Gas Pipe Line Company (now known as Koch Industries). She holds a BS in Accounting from Southwestern Oklahoma State University and a JD from the University of Texas at Austin. Tami will report to Mr. Pagano.

"Our recent project award from CPC has precipitated these management changes.  In addition, we have been looking to fill the General Counsel role for some time," said Mr. Pagano. "I want to thank Steve for his leadership of the Automation Segment and wish him much success with this important project and in his new role. I'd also like to thank Shelly for her efforts to align our Business Development team to our strategic direction and properly position us in the market. Finally, I look forward to working with Cindy and Tami in their new roles."

Management biographies can be found at www.englobal.com.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions and Automation. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, permitting, regulatory, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. ENGlobal has approximately 2,100 employees in 15 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the impact on the Company of the changes in its management team; (2) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (3) the Company's ability to successfully and profitably integrate acquisitions; and (4) improvement in the performance of the energy sector.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com